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                                                                    EXHIBIT 15.1

Board of Trustees and Shareholders
Security Capital Pacific Trust


Gentlemen:

Re:  Registration Statements Nos. 33-25317, 333-4455, 333-12885, 333-24035,
     and 333-26267

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 13, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


KPMG Peat Marwick LLP


Chicago, Illinois
August 14, 1997